Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	Lippert/Heilshorn & Associates
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Corporation Reports Fourth Quarter and Full Year 2008 Operating and Financial
Results

TARRYTOWN, N.Y. (February 27, 2009) – EpiCept Corporation (Nasdaq and OMX Nordic Exchange: EPCT) today announced operating and financial results for the fourth quarter and year ended December 31, 2008. EpiCept’s net loss for the fourth quarter was $5.4 million, or $0.07 per share, and for the year was $25.4 million, or $0.41 per share. As of December 31, 2008, EpiCept had cash and cash equivalents of $0.8 million, and approximately 82.5 million shares outstanding. In February 2009 the Company raised $15.6 million, before payment of fees and expenses, through the issuance of convertible subordinated notes.

“The year 2008 was a challenging, pivotal and ultimately successful one for EpiCept,” stated Jack Talley, President and Chief Executive Officer. “In the second half of 2008, we secured European approval of Ceplene® and initiated partnership dialogues with several companies interested in marketing this product. We are seeking to finalize negotiations and to launch Ceplene® commercially as quickly as possible. We also made significant progress towards obtaining approval for Ceplene® in North America by receiving permission to file a New Drug Submission (NDS) with Health Canada in December and a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) in January 2009. Earlier in 2008 we completed a Phase II clinical trial of EpiCeptTM NP-1 in patients suffering from Diabetic Peripheral Neuropathy (DPN) and a Phase I trial of crinobulin (EPC 2407) in advanced solid tumors. Based on the successful trial of NP-1 in patients suffering from Post-herpetic Neuralgia (PHN), for which we reported top-line results a few weeks ago, we are ready to seek a strategic partner to help finance Phase III development.”

EpiCept today provided an update on several of its key product candidates:

•	Ceplene® — approved in the European Union for the remission maintenance and prevention of relapse of patients with Acute Myeloid Leukemia (AML) in first remission; AML is the most common type of leukemia in adults. In October 2008, the European Medicines Agency (EMEA) granted final marketing authorization for Ceplene®. EpiCept is in advanced negotiations with prospective partners to license European marketing rights to Ceplene®. The Company is preparing to file an NDS with Health Canada and an NDA with the U.S. FDA during 2009.

•	EpiCeptTM NP-1 — a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affect more than 15 million people in the United States alone. In February 2008, EpiCept reported encouraging results from a randomized, placebo-controlled 215-patient Phase II trial of NP-1 in DPN, which demonstrated a positive trend of pain relief that improved each week of the trial. In January 2009 EpiCept reported positive results from a 360-patient Phase IIb trial of NP-1 in PHN patients, where NP-1 achieved statistically significant pain relief as compared to placebo and was statistically similar in pain relief to market leader gabapentin, yet had fewer CNS side effects. EpiCept is seeking a strategic partner to share the Phase III development costs of NP-1 and to market the product in the U.S.

•	Crinobulin (EPC2407) — a vascular disruption agent (VDA) which has demonstrated potent anti-tumor activity in both preclinical and early clinical studies. In preclinical in vitro and in vivo studies, crinobulin has been shown to induce tumor cell apoptosis and selectively inhibit growth of proliferating cell lines, including multi-drug resistant cell lines. EpiCept announced positive clinical data from a Phase I study of crinobulin in patients with advanced solid tumors in April 2008 and plans to initiate a Phase Ib combination trial for the compound with other chemotherapeutic agents in the second half of 2009.

•	Azixa™ — a compound discovered by EpiCept and licensed to Myriad Genetics, Inc. as part of an exclusive, worldwide development and commercialization agreement. Myriad Genetics is currently conducting Phase II trials for Azixa. If successful, these results are will lead to registration trials (Phase III) for the compound, which would trigger a milestone payment for EpiCept.

Financial and operating highlights

Fourth Quarter 2008 vs. Fourth Quarter 2007

Revenue
The Company recognized revenue of $0.1 million during the fourth quarter of 2008, compared with $23,000 during the fourth quarter of 2007. For the fourth quarter of 2008, revenue consisted primarily of the recognition of license fee payments previously received from Myriad Genetics, Endo Pharmaceuticals and Durect. For the fourth quarter of 2007, revenue consisted primarily of the recognition of license fee payments previously received from Endo Pharmaceuticals and Durect.

General and Administrative Expense
General and administrative expense in the fourth quarter of 2008 decreased by 22% or $0.6 million to $2.1 million, compared with $2.7 million in the fourth quarter of 2007. The decrease was primarily related to lower non-cash compensation charges, professional fees, investor relations costs, public company reporting costs and consulting expenses.

Research and Development (R&D) Expense
Research and development expense in the fourth quarter of 2008 decreased by approximately 17% or $0.6 million to $3.0 million, compared with $3.6 million in the fourth quarter of 2007. The decrease was primarily related to lower clinical trial costs related to the Phase IIb trial of NP-1 and the Phase Ia clinical trial of crinobulin. There was also a reduction in consulting fees, which in the fourth quarter 2007 included fees associated with obtaining European Union approval for Ceplene®.

Other Income (Expense)
Other income (expense) during the fourth quarter of 2008 amounted to net expense of $0.3 million, compared with net income of $0.1 million in 2007. The fourth quarter of 2007 included a $0.5 million gain on extinguishment of debt resulting from the restructure of EpiCept’s 10-year, non-amortizing loan, which is now payable in June 2009.

Full Year 2008 vs. Full Year 2007

Revenue
The Company recognized deferred revenue of $0.3 million in 2008 and in 2007. During 2008, revenue was primarily related to the recognition of deferred revenue from our license agreements with Myriad Genetics, Endo Pharmaceuticals and Durect. During 2007, revenue was primarily related to the recognition of deferred revenue from our agreements with Endo and Durect.

General and Administrative (G&A) Expense
General and administrative expense decreased by approximately 18% or $2.2 million to $9.6 million for 2008, compared with $11.8 million for 2007. The decrease in administrative expense is attributed to a cost reduction effort implemented in 2008. For 2008, stock-based compensation expense amounted to $1.8 million, down $0.3 million from 2007. In addition, the Company’s accounting and public reporting expense decreased $0.9 million and personnel, investor relations, insurance and other administrative expenses decreased $1.0 million for 2008 as compared with 2007.

Research and Development (R&D) Expense
Research and development expense decreased by approximately 18% or $2.7 million to $12.6 million for 2008, compared with $15.3 million for 2007. The decrease was primarily attributable to lower clinical, preclinical and manufacturing expenses totaling $1.7 million and lower depreciation expense of $0.5 million in 2008, compared with 2007. In addition, the Company recorded a $0.4 million non-cash charge relating to the issuance of warrants in connection with the termination of a sublicense agreement with Epitome Analgesics Inc. in 2007. Finally, the Company’s license fees decreased by approximately $0.2 million during 2008 compared with 2007 primarily as a result of terminating its sub-license agreement with Epitome Analgesics and entering into a direct license agreement with Dalhousie University.

Other Income (Expense)
Other income (expense) during 2008 amounted to a net expense of $3.4 million, compared with a net expense of $1.9 million during 2007. The $1.5 million increase in other expense, net was primarily related to a loss on extinguishment of debt of $2.0 million resulting from an amendment to the Company’s senior secured term loan and a larger foreign exchange loss of $0.9 million, partially offset by lower interest expense of $1.0 million and a $0.9 million increase in the fair value of certain warrants and derivatives.

EpiCept also announced today that in its Annual Report on Form 10-K for the year ended December 31, 2008, the Company’s independent registered public accounting firm is expected to express an unqualified opinion on the December 31, 2008 consolidated financial statements and will include an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern.

Liquidity

In February 2009, EpiCept raised net proceeds (before fees and expenses) of approximately $15.6 million from the public offering of $25.0 million principal aggregate amount of 7.5556% convertible senior subordinated notes due February 2014 and five and one-half year warrants to purchase approximately 11.1 million shares of our common stock at an exercise price of $1.035 per share. Since January 1, 2009, a total of 8.5 million shares of our common stock have been issued upon the exercise of common stock purchase warrants, resulting in proceeds to the Company of approximately $2.9 million.  Our cash at December 31, 2008 plus the proceeds from the public offering and exercises of the common stock purchase warrants to date are expected to meet our projected operating requirements into the fourth quarter of 2009.  Additional funding for the Company’s operations is anticipated to be derived from sales of Ceplene® in Europe; fees from the Company’s strategic partners, including a marketing partner for Ceplene® in Europe, strategic relationships for other product candidates including NP-1, or other financing arrangements.

Expense Reduction Plan

In January 2009 EpiCept discontinued all drug discovery activities and implemented a substantial reduction in its workforce. The Company is directing its resources toward the registration of Ceplene® in North America and its clinical development programs. When complete, these actions are expected to reduce annual research and development expense by approximately $5.5 million. Under the workforce reduction plan, eight of the affected positions were eliminated immediately and an additional seven positions are expected to be eliminated over the next three to six months. The Company expects to incur one-time charges during 2009 of approximately $2.5 million in connection with the closing of its San Diego facility. EpiCept plans to offer its proprietary ASAP drug discovery technology for sale or partnering to an interested party.

Conference Call

EpiCept will host a conference call to discuss these results on February 27, 2009 at 9:00 a.m. Eastern Standard Time.

To participate in the live call, please dial from the United States or Canada (877) 809-8594 or from international locations (706) 758-9407 (please reference access code 87406437). The conference call will also be broadcast live on the Internet and may be accessed at www.epicept.com. The web cast will be archived for 90 days.

A telephone replay of the call will be available for seven days by dialing from the United States and Canada (800) 642-1687 or from international locations (706) 645-9291 (please reference reservation number 87406437).

About EpiCept Corporation

EpiCept is focused on unmet needs in the treatment of pain and cancer. The Company’s broad portfolio of pharmaceutical product candidates includes Ceplene®, a cytokine immunomodulator that recently received marketing authorization in Europe for the remission maintenance of AML patients, and pain therapies that are in clinical development. Two oncology drug candidates currently in clinical development that were discovered using in-house technology have also been shown to act as vascular disruption agents in a variety of solid tumors.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that our securities may be delisted by The Nasdaq Capital Market or the OMX Nordic Exchange and that any appeal of the delisting determination may not be successful, the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Ceplene® will not be launched in Europe in the second half of 2009 or achieve significant commercial success, the risk that we are unable to find a suitable marketing partner for Ceplene® on attractive terms, a timely basis or at all, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain its final regulatory approval or marketing authorization for Ceplene®, the risk that Myriad’s development of AzixaTM will not be successful, the risk that AzixaTM will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myriad, the risk that the development of our other apoptosis product candidates will not be successful, the risk that we will not be able to find a buyer for our ASAP technology, the risk that clinical trials for EpiCeptTM NP-1 or crinobulin will not be successful, the risk that EpiCeptTM NP-1 or crinobulin will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for EpiCeptTM NP-1 on attractive terms or a timely basis at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our other product candidates, the risks associated with our dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including its reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings, which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

Selected financial information follows:

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Balance Sheet Data
(in $000s)
	December 31,
	2008	2007
Cash and cash equivalents	$790	$4,943
Property and equipment, net	502	599
Total assets	$2,271	$7,398
Accounts payable and other accrued liabilities	$5,995	$4,028
Deferred revenue	9,990	6,837
Notes and loans payable	3,552	9,928
Total stockholders’ deficit	(17,730)	(14,177)
Total liabilities and stockholders’ deficit	$2,271	$7,398

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Operations Data
(in $000s except share and per share
data)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue	$96	$23	$265	$327

Operating expenses:
General and administrative	2,134	2,751	9,599	11,759
Research and development	3,025	3,629	12,623	15,312

Total operating expenses	5,159	6,380	22,222	27,071

Loss from operations	(5,063)	(6,357)	(21,957)	(26,744)

Other income (expense):
Interest income	5	25	33	113
Gain (loss) on extinguishment of debt	—	493	(1,975)	493
Foreign exchange gain (loss)	(144)	180	(327)	530
Interest expense	(173)	(531)	(1,266)	(2,287)
Change in value of warrants and derivatives	—	(79)	113	(794)

Other income (expense), net	(312)	88	(3,422)	(1,945)

Net loss before income taxes	(5,375)	(6,269)	(25,379)	(28,689)
Income taxes	—	—	(3)	(4)

Net loss	$(5,375)	$(6,269)	$(25,382)	$(28,693)

Basic and diluted loss per common share	$(0.07)	$(0.15)	$(0.41)	$(0.79)

Weighted average common shares outstanding	79,152,709	43,021,637	62,057,132	36,387,774

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Cash Flows Data
(in $000s)
	Year Ended December 31,
	2008	2007
Net cash used in operating activities	$(15,637)	$(25,825)
Net cash provided by (used in) investing activities	292	(165)
Net cash provided by financing activities	11,144	16,839
Effect of exchange rate changes on cash	48	(3)

Net decrease in cash and cash equivalents	(4,153)	(9,154)
Cash and cash equivalents at beginning of year	4,943	14,097

Cash and cash equivalents at end of year	$790	$4,943

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Stockholders Deficit Data
(in $000s)
	Year Ended December 31,
	2008	2007
Stockholders’ deficit at beginning of year	$(14,177)	$(9,373)
Net loss for the period	(25,382)	(28,693)
Stock-based compensation expense	2,382	2,457
Foreign currency translation adjustment	432	(772)
Share, option and warrant issuance	14,605	21,470
Exercise of options and warrants	2,560	592
Reclassification of warrants from liability to equity, net	—	142
Issuance of common stock as payment of loan	1,850	—

Stockholders’ deficit at end of year	$(17,730)	$(14,177)

# # #

*Azixa is a registered trademark of Myriad Genetics, Inc.

EPCT-GEN